Exhibit (a)(1)(E)

Offer To Purchase For Cash

All Outstanding Shares of Common Stock

of

KSW, INC.

at

$5.00 Net Per Share

Pursuant to the Offer to Purchase dated September 12, 2012

by

KOOL ACQUISITION CORPORATION

a wholly-owned subsidiary of

KOOL ACQUISITION LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, OCTOBER 10, 2012, UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION TIME”).

September 12, 2012

To Our Clients:

Enclosed for your consideration is the Offer to Purchase, dated September 12, 2012 (the “Offer to Purchase”), in connection with the offer (as may be amended and supplemented, the “Offer”) by Kool Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Kool Acquisition LLC, a Delaware limited liability company (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of KSW, Inc., a Delaware corporation (“KSW”), at a purchase price of $5.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated September 7, 2012 (as it may be amended from time to time, the “Merger Agreement”), among KSW, Parent, the Purchaser and, solely with respect to Section 9.12, The Related Companies, L.P., a New York limited partnership. The Merger Agreement provides, among other things, for the making of the Offer and also provides that following the consummation of the Offer, and subject to certain conditions specified in the Offer to Purchase, the Purchaser will be merged with and into KSW (the “Merger”) with KSW continuing as the surviving corporation and wholly owned by Parent. Pursuant to the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each Share outstanding immediately prior to the Effective Time (other than Shares held (i) in the treasury of KSW or owned by the Purchaser, Parent or any wholly owned subsidiary of Parent or of KSW immediately prior to the Effective Time which will be canceled and retired and will cease to exist without any conversion thereof and no payment or distribution will be made with respect thereto, or (ii) by stockholders who validly exercise their appraisal rights in connection with the Merger), will be canceled and converted into the right to receive an amount in cash per Share equal to the Offer Price, without interest, less applicable withholding taxes. The Merger Agreement is more fully described in the Offer to Purchase Section 13—“The Transaction Documents.”

The Board of Directors of KSW has unanimously (i) determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, are advisable, fair to and in the best interests of KSW’s stockholders and (ii) authorized, approved and declared advisable the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Offer, the top-up option and the Merger, in accordance with Delaware law. THE KSW BOARD HAS UNANIMOUSLY RECOMMENDED THAT KSW’S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES IN THE OFFER.

We or our nominees are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions.

We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the enclosed Offer to Purchase.

Please note carefully the following:

1. The offer price for the Offer is $5.00 per Share, net to you in cash, without interest, less any applicable withholding taxes.

2. The Offer is being made for all outstanding Shares.

3. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Wednesday, October 10, 2012, unless the Offer is extended or earlier terminated.

4. The Offer is conditioned upon, among other things, the Merger Agreement not being terminated in accordance with its terms, there are validly tendered (not including Shares tendered pursuant to procedures for guaranteed delivery and not actually delivered prior to the expiration date of the Offer) and not properly withdrawn a number of Shares that, together with any Shares beneficially owned by Parent and Purchaser, constitute at least a majority of the total number of then outstanding Shares on a fully diluted basis. The Offer also is subject to other conditions as described in the Offer to Purchase Section 15—“Conditions of the Offer.” There is no financing condition to the Offer.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the Instruction Form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the Instruction Form.

Your prompt action is requested. Your Instruction Form should be forwarded to us in ample time to permit us to submit the tender on your behalf before the Expiration Time.

The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

INSTRUCTION FORM

With Respect to the Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

KSW, INC.

at

$5.00 Net Per Share

Pursuant to the Offer to Purchase dated September 12, 2012

by

KOOL ACQUISITION CORPORATION

a wholly-owned subsidiary of

KOOL ACQUISITION LLC

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated September 12, 2012, in connection with the offer (as each may be amended or supplemented, the “Offer”) by Kool Acquisition Corporation, a Delaware corporation (the “Purchaser”) and a wholly owned subsidiary of Kool Acquisition LLC, a Delaware limited liability company (“Parent”), to purchase all of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of KSW, Inc., a Delaware corporation (“KSW”), at a purchase price of $5.00 per Share, net to the seller in cash, without interest, less any applicable withholding taxes, upon the terms and subject to the conditions of the Offer.

The undersigned hereby instruct(s) you to tender to the Purchaser the number of Shares indicated below or, if no number is indicated, all Shares held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer. The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended.

SIGN HERE
Number of Shares to be Tendered:

Shares*
Signature(s)

Dated	, 2012
Name(s)

Account Number:
Address(es)

(Zip Code)

Area Code and Telephone Number

Taxpayer Identification or Social Security Number

*	Unless otherwise indicated, it will be assumed that all Shares held for the undersigned’s account are to be tendered.

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